As filed with the Securities and Exchange Commission on February 18, 2025

Registration No. 333-278699

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1 REGISTRATION STATEMENT NO. 333-278699

UNDER

THE SECURITIES ACT OF 1933

APPLIED DIGITAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	7374	95-4863690
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3811 Turtle Creek Boulevard, Suite 2100

Dallas, Texas 75219

(214) 427-1704

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wes Cummins

Chief Executive Officer

Applied Digital Corporation

3811 Turtle Creek Blvd., Suite 2100

Dallas, Texas 75219

(214) 427-1704

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Steven E. Siesser, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 204-8688

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Applied Digital Corporation, a Nevada corporation (the “Registrant”), is filing this Post-Effective Amendment No. 2 (the “Amendment”) to the Registration Statement on Form S-3 (File No. 333-278699) filed by the Registrant with the Securities and Exchange Commission (“SEC”) on April 15, 2024 and declared effective on April 23, 2024, as amended by Post-Effective Amendment No. 1 to Form S-3 on Form S-1 filed with the SEC on September 3, 2024 and declared effective on September 9, 2024 (the “Registration Statement”), to deregister any and all securities of the Registrant registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

The Registration Statement pertains to the registration for resale by YA II PN, Ltd. (the “Selling Stockholder”) of 16,171,050 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable to the Selling Stockholder upon conversion from time to time of the promissory notes (the “Promissory Notes”) issued to the Selling Stockholder by the Registrant in connection with the entry into the Prepaid Advance Agreement, dated March 27, 2024, between the Registrant and the Selling Stockholder. Of the 16,171,050 shares of Common Stock registered under the Registration Statement, 13,815,360 shares have been sold, which represents the total number of shares of Common Stock issued to the Selling Stockholder upon conversion at the applicable conversion price of the Promissory Notes. As of the date of this Amendment, the aggregate principal balance outstanding under the Promissory Notes is $0.

For ease of reference, all share numbers above are as stated in the original Registration Statement.

Any and all offerings of the Registrant’s securities pursuant to the Registration Statement have been terminated. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement. In addition, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities being registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

On February 11, 2025, the Registrant filed a Form RW with respect to the Registration Statement with the SEC. Such form was filed in error and should be disregarded.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on February 18, 2025.

APPLIED DIGITAL CORPORATION

By:	/s/ Saidal L. Mohmand
Name:	Saidal L. Mohmand
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.